Exhibit 10.7

NEWPARK RESOURCES, INC.
AMENDED AND RESTATED
LONG-TERM CASH INCENTIVE PLAN

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TABLE OF CONTENTS
Page
1. Establishment and Purpose.                                  1
2. Definitions.                                              1
3. Time-Based Cash Awards.                                      2
4. Performance-Based Cash Awards.                                   3
5. Administration.                                          4
6. General Provisions.                                      4
7. Amendment and Termination.                                  5

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NEWPARK RESOURCES, INC.
AMENDED AND RESTATED
LONG-TERM CASH INCENTIVE PLAN
1.     Establishment and Purpose.
1.1     Purpose. Newpark Resources, Inc., a Delaware corporation, maintains this Amended and Restated Long-Term Cash Incentive Plan as a sub-plan to the Company’s 2015 Equity Incentive Plan. The Cash Plan is intended to increase stockholder value and the success of the Company by motivating key Employees to perform to the best of their abilities and to achieve the objectives set forth by the Compensation Committee.
1.2    Sub-Plan to the 2015 Equity Incentive Plan. In accordance with Article 3 of the 2015 Equity Incentive Plan, the Cash Plan shall be a sub-plan thereunder and is therefore subject to all of the applicable terms of the 2015 Equity Incentive Plan, which are incorporated herein by reference.
1.3    Effective Date. The Cash Plan was originally adopted by the Board on June 10, 2017, and is amended and restated herein to be effective on the Effective Date.
2.     Definitions.
Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2015 Equity Incentive Plan. The following terms shall have the following meanings (unless the context clearly requires a different meaning):
2.1    “2015 Equity Incentive Plan” means the Newpark Resources, Inc., Amended and Restated 2015 Employee Equity Incentive Plan, as amended from time to time. The Cash Plan shall be a sub-plan to the 2015 Equity Incentive Plan.
2.2    “Actual Award” means, with respect to a Performance-Based Cash Award, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Matrix for the Performance Period, subject to any reduction required under Section 4.5 herein.
2.3    “Cash Award” means a cash award granted pursuant to the Cash Plan and an applicable Cash Award Agreement, which may be a Time-Based Cash Award or a Performance-Based Cash Award. Cash Awards shall not be subject to any of the restrictions set forth in Section 4 of the 2015 Equity Incentive Plan.
2.4    “Cash Award Agreement” means either: (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to a Cash Award granted under the Cash Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Cash Award, including any amendment or modification thereof.
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2.5    “Cash Plan” means this Amended and Restated Long-Term Cash Incentive Plan, a sub-plan to the 2015 Equity Incentive Plan.
2.6    “Determination Date” means as to any Performance Period, the date the Compensation Committee establishes the Performance Criteria for any Performance-Based Cash Award.
2.7    “Effective Date” means May 18, 2023.
2.8    “Participant” means an Employee who has been selected by the Compensation Committee to participate in the Cash Plan and to whom one or more Cash Awards have been granted pursuant to the Cash Plan.
2.9    “Payout Matrix” means as to any Performance Period, the formula or payout matrix established by the Compensation Committee pursuant to Section 4.4 herein, in order to determine the Actual Awards (if any) to be paid to Participants, and as reflected in a Cash Award Agreement between the Participant and the Company. The formula or matrix may differ from Participant to Participant.
2.10    “Performance-Based Cash Award” means a Cash Award that the Compensation Committee intends to be subject to achievement of Performance Criteria.
2.11    “Performance Criteria” has the meaning set forth in the 2015 Equity Incentive Plan.
2.12    “Target Award” means the target award payable under the Cash Plan to a Participant for the Performance Period as determined by the Compensation Committee in accordance with Section 4.3 herein.
2.13    “Time-Based Cash Award” means a Cash Award that is not a Performance-Based Cash Award; provided, however, that any cash bonus opportunity designated by the Compensation Committee as a “retention award” shall not be a Time-Based Cash Award pursuant to the Cash Plan.
3.     Time-Based Cash Awards.
3.1    Time-Based Compensation. The Compensation Committee may grant Time-Based Cash Awards to Participants subject to any terms, conditions and restrictions as determined by the Compensation Committee and set forth in the applicable Cash Award Agreement. Notwithstanding the foregoing, and except with respect to any vesting provisions that are contained in a Cash Award Agreement that address accelerated vesting upon a Change in Control or a Participant’s death or Disability, no Time-Based Cash Award shall contain a vesting provision that would allow such award to vest more quickly than one (1) year from the Date of Grant (though the vesting period may lapse on a pro-rated, graded, or cliff schedule as specified in the Cash Award Agreement).
3.2    Timing of Payment. Except as set forth in an applicable Cash Award Agreement, payment of each Time-Based Cash Award shall be made in cash (or its equivalent) in a single lump sum with thirty (30) days of the date on which such Time-Based Cash Award vested or the risk of forfeiture lapsed.
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4.     Performance-Based Cash Awards.
4.1    Selection of Recipients of Performance-Based Cash Awards. On or prior to the Determination Date, the Compensation Committee, after consultation with the Company’s Chief Executive Officer, shall select the Employees who shall receive Performance-Based Cash Awards and the applicable Performance Period. The Performance Period may not be less than one (1) year. An Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being granted a Performance-Based Cash Award for any subsequent Performance Period.
4.2    Determination of Performance Criteria. On the Determination Date, the Compensation Committee, after consultation with the Company’s Chief Executive Officer, shall establish the Performance Criteria for each Participant’ Performance-Based Cash Award. Such Performance Criteria shall be set forth in a Cash Award Agreement.
4.3    Determination of Target Awards. On or prior to the Determination Date, the Compensation Committee, after consultation with the Company’s Chief Executive Officer, shall establish a Target Award for each Participant’s Performance-Based Cash Award. Each Participant’s Target Award shall be determined by the Compensation Committee in its sole discretion, and each Target Award shall be set forth in a Cash Award Agreement.
4.4    Determination of Payout Matrix. On or prior to the Determination Date, the Compensation Committee, after consultation with the Company’s Chief Executive Officer, shall establish a Payout Matrix for purposes of determining the Actual Award (if any) payable to each Participant with respect to his or her Performance-Based Cash Award. Each Payout Matrix shall (i) be in writing pursuant to a Cash Award Agreement, (ii) be based on a comparison of actual performance to the Performance Criteria, (iii) provide for the payment of a Participant’s Target Award if the Performance Criteria for the Performance Period are achieved, and (iv) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Criteria.
4.5    Determination of Actual Awards. As soon as administratively practicable after the end of each Performance Period, the Company’s Chief Executive Officer will provide to the Compensation Committee a written analysis demonstrating the extent to which the Performance Criteria applicable to each Participant for the Performance Period were achieved or exceeded, and to the extent such is correct, the Compensation Committee shall certify (in writing) the same. The Actual Award for each Participant shall be determined by applying the Payout Matrix to the level of actual performance that has been certified by the Compensation Committee.
4.6    Timing of Payment. Payment of each Actual Award under the Cash Plan shall be made in a single lump sum cash payment as promptly as practicable after the Compensation Committee’s certification of the Performance Criteria related to the applicable Performance Period as set forth in Section 4.5 herein; provided, however, that payment of an Actual Award shall be made no later than March 15 of the calendar year following the calendar year in which such Actual Award vested or the risk of forfeiture lapsed.
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5.    Administration.
5.1    Compensation Committee is the Administrator. The Cash Plan shall be administered by the Compensation Committee.
5.2    Compensation Committee Authority. The Compensation Committee shall have all discretion and authority necessary or appropriate to administer the Cash Plan and to interpret the provisions of the Cash Plan. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation, administration or application of the Cash Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.
5.3    Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.
6.     General Provisions.
6.1    Right to Receive Payment. Each Cash Award that may become payable under the Cash Plan shall be paid solely from the general assets of the Company or the applicable Subsidiary. Nothing in the Cash Plan shall be construed to create a trust or security interest, or to establish or evidence any Participant’s claim of any right other than as an unfunded, unsecured general creditor with respect to any payment to which he or she may be entitled.
6.2    Termination of Employment. Unless otherwise provided in a Cash Award Agreement, all unvested Cash Awards shall be forfeited upon a Participant’s termination of employment for any reason.
6.3    Nonassignability. A Participant shall have no right to assign or transfer any interest under the Cash Plan.
6.4    No Effect on Employment; Coordination with Employment Agreements. The establishment and subsequent operation of the Cash Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Employment with the Company is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Performance Period or at any other time, to terminate any individual’s employment without Cause and without regard to the effect such termination might have upon the Participant’s receipt of a Cash Award under the Cash Plan. In the event of any inconsistency between the terms of the Cash Plan and the terms of any employment agreement between the Company and the Participant (whether now in effect or later adopted or amended), the terms of the Cash Plan shall prevail; further, whether and to the extent any inconsistency exists shall be interpreted in the sole discretion of the Compensation Committee.
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6.5    Section 409A of the Code. The Cash Plan, including any future amendments thereto which do not expressly amend this Section 6.5, is designed, and shall be administered and operated, in the good faith determination of the Board or the Compensation Committee, to comply with, or be exempt from, Section 409A of the Code. Although the Company intends to administer the Cash Plan so that it complies with the requirements of Section 409A of the Code, the Company does not warrant that any Cash Award under the Cash Plan will in fact comply with Section 409A of the Code or qualify for favorable tax treatment under any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of its participation in the Cash Plan.
6.6    Savings Clause. The Cash Plan is intended to comply in all respects with applicable laws and regulations. In case any one or more of the provisions of the Cash Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; provided, however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Cash Plan to be construed in compliance with all applicable laws so as to foster the intent of the Cash Plan.
6.7    Non-Alienation of Benefits. Except to the extent set forth herein as to the rights of the estates or beneficiaries of Employees to receive payments, Cash Awards under the Cash Plan are non-assignable and non-transferable and are not subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment or levy of any kind.
7.     Amendment and Termination.
The Board or the Compensation Committee may amend or terminate the Cash Plan at any time and for any reason.

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